EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2015 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Avon Products, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us in the section “Experts” included in the Prospectus.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 25, 2015